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                                                                      EXHIBIT 11

                        STERICYCLE, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)
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                                                     FOR THE THREE                   FOR THE SIX
                                                     MONTHS ENDED                   MONTHS ENDED
                                                        JUNE 30,                       JUNE 30,

                                                 2000            1999           2000            1999
                                             ------------    ------------   ------------    ------------
Numerator:
   Net Income                                $      3,086    $      2,560   $      6,859    $      4,987
   Preferred stock dividends                         (633)           --           (1,292)           --
                                             ------------    ------------   ------------    ------------
   Numerator for basic earnings
      per share                              $      2,453    $      2,560   $      5,567    $      4,987

   Effective of dilutive securities:
     Preferred stock dividends                        633            --            1,292            --
                                             ------------    ------------   ------------    ------------

   Numerator for diluted earnings
    per share income available to
    common shareholders after
    assumed conversions                      $      3,086    $      2,560   $      6,859    $      4,987
                                             ------------    ------------   ------------    ------------

Denominator:
  Denominator for basic earnings per share
    Weighted average shares                    14,792,602      14,546,201     14,784,264      13,811,646

  Effective of dilutive securities:
    Employee stock options                        616,067          69,347        546,645         318,313
    Warrants                                      149,058         263,137        133,578          79,735
    Convertible preferred stock                 4,359,572            --        4,359,572            --
                                             ------------    ------------   ------------    ------------
  Dilutive potential shares                     5,124,697         332,483      5,039,795         398,047

  Denominator for diluted earnings
  per share adjusted weighted
  average shares and assumed
  conversions                                  19,917,299      14,878,684     19,824,059      14,209,693
                                             ============    ============   ============    ============

Earnings per share - Basic                   $       0.17    $       0.18   $       0.38    $       0.36
                                             ============    ============   ============    ============
--Earnings per share - Diluted               $       0.15    $       0.17   $       0.35    $       0.35
                                             ============    ============   ============    ============
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